Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Fiscal Quarter and Fiscal Year Ended March 31, 2025
Dallas, Texas – May 14, 2025 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter and year ended March 31, 2025.
Fourth Quarter Fiscal Year 2025 Financial Highlights
•Total Investment Portfolio: $1.8 billion
◦Credit Portfolio of $1.6 billion
▪99% 1st Lien Senior Secured Debt
▪$146.2 million in new committed credit investments during the quarter
▪Weighted Average Yield on Debt Investments: 11.7%
▪Current non-accruals with a fair value of $30.6 million, representing 1.7% of the total investment portfolio
◦Equity Portfolio of $179.4 million
▪$3.8 million in new equity co-investments during the quarter
•Pre-Tax Net Investment Income:
◦$28.5 million, or $0.56 per weighted average common share outstanding
◦Adjusted pre-tax net investment income of $31.3 million, or $0.61 per weighted average common share outstanding, excluding one-time net expenses of $2.8 million, or $0.05 per share, related to the departure of our former President and Chief Executive Officer(1)
•Estimated Undistributed Taxable Income ("UTI"): $0.79 per share as of March 31, 2025
•LTM Operating Leverage: 1.7% for the quarter ended March 31, 2025
•Dividends: Paid $0.58 per share Regular Dividend and $0.06 per share Supplemental Dividend
◦110% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended March 31, 2025 of $0.64 per share
•Net Realized and Unrealized Depreciation: $10.3 million, or 0.6% of total investments at fair value
◦$19.3 million of net appreciation related to the equity portfolio
◦$25.7 million of net depreciation related to the credit portfolio
◦$3.9 million realized and unrealized income tax provision
•Balance Sheet:
◦Cash and Cash Equivalents: $43.2 million
◦Total Net Assets: $883.6 million
◦Net Asset Value (“NAV”) per Share: $16.70

Fiscal Year 2025 Financial Highlights
•Total Investment Portfolio: Increased by $308.7 million in total fair value, from $1.5 billion to $1.8 billion, representing 21% growth during the year
◦Credit Portfolio increased by $261.3 million, representing 19% growth during the year
•Investment Revenue: $204.4 million for the year ended March 31, 2025, representing a $26.3 million, or 15% increase, as compared to March 31, 2024
•Operating Leverage: Remained flat at 1.7% as of March 31, 2025 as compared to March 31, 2024
•Dividends: Declared and paid total dividends of $2.54 per share
◦$2.31 per share in regular dividends, an increase of 3% compared to the prior year
◦$0.23 per share in supplemental dividends
◦Estimated UTI balance at the end of the fiscal year ended March 31, 2025 was $0.79 per share

In commenting on the Company’s results, Michael Sarner, President and Chief Executive Officer, stated, “The March quarter was another strong quarter for Capital Southwest, with approximately $150 million of new committed originations. Our portfolio continued to generate significant income for our shareholders, producing $0.61 of adjusted pre-tax net investment income per share,(1) or $0.56 of pre-tax net investment income per share, for the quarter. In consideration of the continued performance of our portfolio, our Board of Directors has again declared a regular dividend of $0.58 per share for the quarter ending June 30, 2025. Our Board of Directors also has declared a supplemental dividend of $0.06 per share for the quarter ending June 30, 2025, resulting in total dividends for the quarter of $0.64 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future based on our current UTI balance of $0.79 per share, additional harvested gains which occurred subsequent to quarter end and significant net unrealized appreciation in our equity portfolio. We continued to efficiently raise equity capital during the quarter, raising over $68 million on our Equity ATM Program. In April 2025, we increased commitments by $25 million on our Corporate Credit Facility to $510 million. Additionally, we received a license from the U.S. Small Business Administration to operate a second SBIC subsidiary. This license provides Capital Southwest with access to up to an additional $175 million in cost effective debt capital, bringing Capital Southwest's aggregate borrowing capacity through the SBIC program to a total of up to $350 million.”

Fourth Quarter Fiscal Year Investment Activities
During the quarter ended March 31, 2025, the Company originated $149.9 million in new commitments, consisting of investments in four new portfolio companies totaling $116.3 million and add-on commitments in 15 portfolio companies totaling $33.6 million. New committed originations were comprised of $146.1 million 1st lien senior secured debt and $3.8 million equity.
During the quarter ended March 31, 2025, the Company received proceeds of $40.6 million from nine portfolio company prepayments and exits, generating net realized gains of $5.1 million. Total proceeds were comprised of $24.6 million from debt investments and $16.0 million from equity investments.

Fourth Fiscal Quarter 2025 Operating Results

For the quarter ended March 31, 2025, Capital Southwest reported total investment income of $52.4 million, compared to $52.0 million in the prior quarter. The increase in investment income was primarily attributable to an increase in interest income due to an increase in the average cost basis of investments held, offset by a decrease in prepayment and arranger fees received during the quarter.
For the quarter ended March 31, 2025, total operating expenses (excluding interest expense) were $8.7 million, compared to $6.6 million in the prior quarter. The increase was primarily attributable to $2.8 million in one-time expenses related to the departure of our former President and Chief Executive Officer during the current quarter.
For the quarter ended March 31, 2025, interest expense was $15.2 million, compared to $14.7 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding.

For the quarter ended March 31, 2025, total pre-tax net investment income was $28.5 million, compared to $30.7 million in the prior quarter.
For the quarter ended March 31, 2025, there was a tax provision of $0.6 million, compared to a tax provision of $0.4 million in the prior quarter.
During the quarter ended March 31, 2025, Capital Southwest recorded total net realized and unrealized losses on investments of $10.3 million, compared to $13.7 million of total net realized and unrealized losses in the prior quarter. For the quarter ended March 31, 2025, the total net realized and unrealized losses on investments reflected net realized and unrealized gains on equity investments of $19.3 million, net realized and unrealized losses on debt investments of $25.7 million and realized and unrealized income tax provision of $3.9 million. The net increase in net assets resulting from operations was $17.6 million for the quarter, compared to $16.3 million in the prior quarter.
The Company’s NAV at March 31, 2025 was $16.70 per share, compared to $16.59 per share in the prior quarter. The increase in NAV per share from the prior quarter is primarily due to the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below), partially offset by net realized and unrealized losses on investments.

Fiscal Year 2025 Operating Results
For the year ended March 31, 2025, Capital Southwest reported total investment income of $204.4 million, compared to $178.1 million in the prior year. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in arranger fees, partially offset by a decrease in weighted average yield on debt investments and a decrease in dividend income.
For the year ended March 31, 2025, total operating expenses (excluding interest expense) were $29.0 million, compared to $24.1 million in the prior year. The increase in operating expenses (excluding interest expense) during the current year was primarily attributable to one-time expenses related to the departure of our former President and Chief Executive Officer during the current year, an increase in professional fees and an increase in general and administrative expenses.
For the year ended March 31, 2025, interest expense was $55.0 million, compared to $43.1 million in the prior year. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the year ended March 31, 2025, total pre-tax net investment income was $120.4 million, compared to $110.9 million in the prior year.
During the year ended March 31, 2025, Capital Southwest recorded total net realized and unrealized losses on investments of $47.2 million, compared to $26.3 million in the prior year. For the year ended March 31, 2025, the total net realized and unrealized losses on investments reflected net realized and unrealized gains on equity of $28.4 million, net realized and unrealized losses on debt of $69.0 million and realized and unrealized income tax provision of $6.6 million. The net increase in net assets resulting from operations was $70.5 million, compared to $83.4 million in the prior year.
The Company's NAV at March 31, 2025 was $16.70, as compared to $16.77 at March 31, 2024. The decrease in NAV per share from the prior year is primarily due to net realized and unrealized losses on investments, partially offset by the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below).

Liquidity and Capital Resources
At March 31, 2025, Capital Southwest had approximately $43.2 million in unrestricted cash and money market balances and $341.2 million of unused capacity under the Corporate Credit Facility (as defined below) and the SPV Credit Facility (as defined below). The regulatory debt to equity ratio at the end of the quarter was 0.89 to 1.

As of March 31, 2025, Capital Southwest had the following borrowings outstanding:
•$235.0 million of total debt outstanding on the Corporate Credit Facility
•$108.0 million of total debt outstanding on the SPV Credit Facility
•$148.8 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026
•$70.2 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028
•$223.1 million, net of amortized debt issuance costs, of the 5.125% convertible notes due November 2029

•$170.9 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below)

In August 2016, CSWC entered into a senior secured credit facility (the “Corporate Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Corporate Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement") that (1) increased commitments under the Corporate Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Corporate Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. On December 7, 2023, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $435 million to $460 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to ten participants. On September 12, 2024, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $460 million to $485 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to 11 participants. On April 9, 2025, the Company entered into Incremental Commitment and Assumption Agreements that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $485 million to $510 million. The $25 million increase was provided by two existing lenders.
Capital Southwest SPV LLC ("SPV") is a wholly owned special purpose vehicle that was formed to hold investments for the SPV Credit Facility (as defined below) to support our investment and operating activities. On March 20, 2024, SPV entered into a special purpose vehicle financing credit facility (the "SPV Credit Facility"). The SPV Credit Facility included an initial commitment of $150 million. Pursuant to the terms of the loan agreement, on June 20, 2024, total commitments automatically increased from $150 million to $200 million. The SPV Credit Facility also includes an accordion feature that allows increases up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the SPV Credit Facility bear interest at three-month Term SOFR plus 2.50% per annum during the revolving period ending on March 20, 2027 and three-month Term SOFR plus an applicable margin of 2.85% thereafter. SPV (i) paid unused commitment fees of 0.10% through April 20, 2024 and (ii) pays unused commitment fees of 0.35% thereafter, on the unused lender commitments under the SPV Credit Facility, in addition to other customary fees. Under the SPV Credit Facility, SPV also pays a utilization fee based on the amount of borrowings utilized. The SPV Credit Facility matures on March 20, 2029.
On November 4, 2024, the Company issued $230.0 million in aggregate principal amount of 5.125% convertible notes due 2029 (the "2029 Convertible Notes"), including the underwriters' full exercise of their option to purchase an additional $30.0 million in aggregate principal amount to cover over-allotments. The 2029 Convertible Notes bear interest at a rate of 5.125% per year, payable quarterly on February 15, May 15, August 15 and November 15 of each year. The 2029 Convertible Notes will mature on November 15, 2029, unless earlier converted, redeemed or repurchased. The conversion rate was initially 40.0000 shares of common stock per $1,000 principal amount of 2029 Convertible Notes (equivalent to an initial conversion price of $25.00 per share of common stock), subject to adjustment in some events.
On December 9, 2024, the Company redeemed $140.0 million in aggregate principal amount of the issued and outstanding 4.50% notes due 2026 (the "January 2026 Notes") in full. The January 2026 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon, through, but excluding the redemption date. Accordingly, the Company recognized a realized loss on extinguishment of debt, equal to the write-off of the related unamortized debt issuance costs, of $0.4 million during the quarter ended December 31, 2024. There was no "make-whole" premium required to be paid in connection with the redemption.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, up to $1 billion of shares of its common stock. During the quarter ended March 31, 2025, the Company sold 2,992,513 shares of its common stock under the Equity ATM Program at a weighted-average price of $22.91 per share, raising $68.6 million of gross proceeds. Net proceeds were $67.5 million after commissions to the sales agents on shares sold. As of March 31, 2025, the Company has $290.0 million available under the Equity ATM Program.
Our wholly owned subsidiaries, Capital Southwest SBIC I, LP (“SBIC I”) and Capital Southwest SBIC II, LP ("SBIC II" and together with SBIC I, the "SBIC Subsidiaries"), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business

Investment Act of 1958, as amended, on April 20, 2021 and April 17, 2025, respectively. The SBIC licenses allow the SBIC Subsidiaries to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. For two or more SBICs under common control, the maximum amount of outstanding SBA debentures cannot exceed $350 million. As of March 31, 2025, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, all of which was drawn.

Share Repurchase Program
On July 28, 2021, the Company's Board of Directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended March 31, 2025, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.58 Per Share and Supplemental Dividend of $0.06 Per Share for Quarter Ended June 30, 2025

On April 25, 2025, the Board declared a total dividend of $0.64 per share for the quarter ending June 30, 2025, comprised of a Regular Dividend of $0.58 per share and a Supplemental Dividend of $0.06 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.58
Ex-Dividend Date: June 13, 2025
Record Date: June 13, 2025
Payment Date: June 30, 2025

Supplemental Dividend

Amount Per Share: $0.06
Ex-Dividend Date: June 13, 2025
Record Date: June 13, 2025
Payment Date: June 30, 2025

When declaring dividends, the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, Equiniti Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest's common stock.

Fourth Quarter 2025 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Thursday, May 15, 2025, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2025 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/s389iru5.

An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-K for the period ended March 31, 2025 to be filed with the Securities and Exchange Commission (the "SEC") and Capital Southwest’s Fourth Fiscal Quarter 2025 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.8 billion in investments at fair value as of March 31, 2025. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate the SBIC Subsidiaries as small business investment companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2025 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, President and Chief Executive Officer
214-884-3829

(1) Adjusted pre-tax net investment income is a non-GAAP measure. This non-GAAP measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company believes such measure is a useful indicator of operations and enhances investors’ ability to analyze trends in the Company’s business exclusive of a tax provision and the one-time net expenses related to the departure of Capital Southwest’s former President and Chief Executive Officer. However, the non-GAAP measure has limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.

Non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This measure should only be used to evaluate the Company’s results of operations in conjunction with its corresponding GAAP measure. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the above disclosure.

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2025	2024
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,403,623 and $1,276,690, respectively)	$1,436,316	$1,286,355
Affiliate investments (Cost: $304,824 and $200,013, respectively)	292,891	190,206
Control investments (Cost: $70,913 and $0, respectively)	56,092	—
Total investments (Cost: $1,779,360 and $1,476,703, respectively)	1,785,299	1,476,561
Cash and cash equivalents	43,221	32,273
Restricted cash	1,650	—
Receivables:
Dividends and interest	30,303	22,928
Escrow	1,926	16
Other	2,018	7,276
Income tax receivable	94	336
Debt issuance costs (net of accumulated amortization of $10,357 and $7,741, respectively)	9,266	10,928
Other assets	9,063	6,440
Total assets	$1,882,840	$1,556,758

Liabilities
SBA Debentures (net of $4,082 and $4,305, respectively, of unamortized debt issuance costs)	$170,918	$148,695
January 2026 Notes (net of $0 and $612, respectively, of unamortized debt issuance costs)	—	139,388
October 2026 Notes (net of $1,154 and $1,923, respectively, of unamortized debt issuance costs)	148,846	148,077
August 2028 Notes (net of $1,681 and $2,182, respectively, of unamortized debt issuance costs)	70,194	69,693
2029 Convertible Notes (net of $6,893 and $0, respectively, of unamortized debt issuance costs)	223,107	—
Credit Facilities	343,000	265,000
Other liabilities	23,038	17,381
Accrued restoration plan liability	555	570
Income tax payable	2,769	281
Deferred tax liability	16,780	11,997
Total liabilities	999,207	801,082

Commitments and contingencies (Note 12)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at March 31, 2025 and March 31, 2024; issued, 52,912,796 shares at March 31, 2025 and 45,050,759 shares at March 31, 2024	13,228	11,263
Additional paid-in capital	959,123	796,945
Total distributable (loss) earnings	(88,718)	(52,532)
Total net assets	883,633	755,676
Total liabilities and net assets	$1,882,840	$1,556,758
Net asset value per share (52,912,796 shares outstanding at March 31, 2025 and 45,050,759 shares outstanding at March 31, 2024)	$16.70	$16.77

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share data)

	Years Ended
	March 31,
	2025	2024	2023
	(Unaudited)
Investment income:
Interest income:
Non-control/Non-affiliate investments	$152,952	$133,329	$87,982
Affiliate investments	20,015	17,209	11,658
Control investments	1,226	—	—
Payment-in-kind interest income:
Non-control/Non-affiliate investments	9,819	7,737	2,382
Affiliate investments	2,214	2,471	3,060
Control investments	644	—	—
Dividend income:
Non-control/Non-affiliate investments	4,125	3,533	1,824
Affiliate investments	421	230	141
Control investments	—	7,983	7,337
Fee income:
Non-control/Non-affiliate investments	8,340	4,257	4,057
Affiliate investments	2,179	759	638
Control investments	135	82	100
Other income	2,369	545	121
Total investment income	204,439	178,135	119,300
Operating expenses:
Compensation	11,143	10,631	9,870
Share-based compensation	6,963	4,518	3,705
Interest	54,959	43,088	28,873
Professional fees	4,685	3,705	3,180
General and administrative	6,242	5,244	4,632
Total operating expenses	83,992	67,186	50,260
Income before taxes	120,447	110,949	69,040
Federal income, excise and other taxes	1,424	1,135	630
Deferred taxes	841	(191)	(301)
Total income tax provision	2,265	944	329
Net investment income	$118,182	$110,005	$68,711
Realized (loss) gain
Non-control/Non-affiliate investments	$(46,722)	$(18,062)	$(5,872)
Affiliate investments	273	(6,500)	(11,027)
Control investments	(260)	(15,047)	—
Income tax (provision) benefit	(2,941)	(286)	(130)
Total net realized (loss) gain on investments, net of tax	(49,650)	(39,895)	(17,029)
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	916	1,584	(6,942)
Affiliate investments	6,354	(6,688)	6,014
Control investments	(1,188)	18,727	(11,147)
Income tax (provision) benefit	(3,659)	17	(6,514)
Total net unrealized appreciation (depreciation) on investments, net of tax	2,423	13,640	(18,589)
Net realized and unrealized (losses) gains on investments	(47,227)	(26,255)	(35,618)
Realized loss on extinguishment of debt	(387)	(361)	—
Realized loss on disposal of fixed assets	(20)	—	—
Net increase in net assets from operations	$70,548	$83,389	$33,093

Pre-tax net investment income per share - basic	$2.50	$2.72	$2.30
Net investment income per share – basic	$2.46	$2.70	$2.29
Net increase in net assets from operations – basic	$1.47	$2.05	$1.10
Net increase in net assets from operations - diluted	$1.47	$2.05	$1.10
Weighted average common shares outstanding – basic	47,448,093	40,727,133	30,015,533
Weighted average common shares outstanding – diluted	51,187,714	40,727,133	30,015,533